Exhibit 21.1

LIST OF SUBSIDIARIES

The following entities are subsidiaries of Liftoff Mobile, Inc. as of the time of this offering

Name	Jurisdiction of Organization or Incorporation
Beijing Vungle Technology Company Limited	China
GameRefinery Oy	Finland
JetFuel, LLC	US
Liftoff Mobile GmbH	Germany
Liftoff Mobile Ltd	UK
Liftoff Mobile S.A.S.	France
Liftoff Mobile Servicos de Marketing Ltda	Brazil
LMI US Holdings, Inc.	US
LMI, Inc.	US
Red Planet Borrower, LLC	US
Red Planet Intermediate Holdings, Inc.	US
Red Planet Intermediate, LLC	US
Vungle Korea Co., Ltd.	South Korea
Vungle SEA Pte. Ltd.	Singapore
Vungle Technologies ULC	Canada